Exhibit 10.5
AMENDMENT TO OUTBACK STEAKHOUSE, INC.

AMENDED AND RESTATED STOCK PLAN

WHEREAS, in connection with the transactions contemplated by the Agreement and Plan of Merger among Kangaroo Holdings, Inc., Kangaroo Acquisition, Inc. and Outback Steakhouse, Inc. (the “Company”), dated as of November 5, 2006 (the “Merger Agreement”), the Board of Directors (the “Board”) and the Compensation Committee of the Board of Directors (the “Committee”) have determined as required by the Merger Agreement to amend and construe the Outback Steakhouse, Inc. Amended and Restated Stock Plan (the “Plan”) as permitted by Section 7 of the Plan and consistent with the Board’s and the Committee’s authority under Section 2 of the Plan.

NOW THEREFORE, the Plan is hereby amended effective immediately with respect to all awards thereunder, as follows:

The following Section 12 is hereby added after Section 11 of the Plan:

12. Effect of the Merger. (a) Options. Notwithstanding anything to the contrary in the Plan or an award agreement, at the “Effective Time” (as defined in the Agreement and Plan of Merger among Kangaroo Holdings, Inc., Kangaroo Acquisition, Inc. and the Corporation, dated as of November 5, 2006 (the “Merger Agreement”), each Option granted under the Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time will, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Common Stock subject to such Option and (y) the excess, if any, of the “Merger Consideration” (as defined in the Merger Agreement) over the per share Option price, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment.

(b) Restricted Stock. Notwithstanding anything to the contrary in the Plan or an award agreement (and except as may otherwise be agreed to in writing by a Grantee), at the Effective Time, each award of Restricted Stock will be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of shares of Restricted Stock in respect of such award (the “Cash Amount”). The Grantee’s right to the Cash Amount will vest in accordance with the original scheduled vesting dates applicable to the converted Restricted Stock (as set forth in the Restricted Stock award agreement, employment agreement or other applicable agreement (the “Applicable Agreement”)), and each vested portion of the Cash Amount will be paid to the Grantee, less applicable withholdings, on or as soon as practicable following the date on which it vests; provided, however, that the Cash Amount will vest and be paid to the Grantee (or the Grantee’s estate or beneficiary, as applicable), less applicable withholdings, upon the Grantee’s death, “disability” (as defined in the Applicable Agreement or, if there is not a definition of disability in any Applicable Agreement, as defined in Section 22(e)(3) of the Code) or termination by the Corporation other than for “cause” (as defined in the Applicable Agreement or, if there is not a definition of cause in any Applicable Agreement, consistent with the principles set forth in Section I.C. of the Managing Partner Program Memo dated March 1, 2006). At the Effective Time, the Corporation will establish a separate account for each Grantee’s Cash Amount, with the amounts credited to such account to be credited with the allocable portion of the earnings on the assets of the trust described in the following sentence. Prior to the Effective Time, the Corporation will establish an irrevocable grantor trust (subject to the claims of the Corporation’s and its subsidiaries’ creditors, and subject to the Corporation’s and its subsidiaries right to the reversion of any assets held in the trust with respect to forfeited accounts) to provide for the payment of the Cash Amounts and, on the Effective Time, the Corporation will deposit cash in an amount equal to the aggregate Cash Amounts in respect of all Restricted Stock, with the trust assets to be invested at the option of the applicable Grantee in a money market fund or S&P 500 index fund selected by an independent trustee. The Corporation and its affiliates will remain responsible for the payment of any Cash Amounts payable to a Grantee that are not paid from the trust. The provisions of this Section 12(b) may not be amended following the Effective Time in a manner that is adverse to Grantees without their prior written consent.

Except as expressly modified hereby, the terms and provisions of the Plan shall remain in full force and effect. In the event the Merger Agreement is terminated in accordance with its terms, this Amendment shall be void ab initio and of no force and effect.